UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities and Exchange Act of 1934

June 30, 2009
Date of Report (date of Earliest Event Reported)

PINNACLE ENERGY CORP.
(Exact Name of Registrant as Specified in its Charter)

NEVADA	33-148447	36-4613360
(State or Other Jurisdiction of Incorporation or Organization)	(Commission File No.)	(I.R.S. Employer Identification No.)

29377 Rancho California Road, Suite 204
Temecula, California 92130
(Address of principal executive offices and zip code)

(951) 676-4900
 (Registrant’s telephone number, including area code)

 (Former name or former address, if changed from last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01 ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT

 On June 30, 2009, the Company entered into an Employment Agreement with Mr. David Walters, the Company’s new Chairman of the Board and Chief Executive Officer (see Item 5.02 below). Pursuant to such agreement, which has a term of one (1) year, Mr. Walters will receive a base salary of $180,000, plus 500,000 shares of the Company’s common stock. Mr. Walters is also entitled to participate in any benefits, such as pension benefit plans, welfare plans, including medical, dental, life, disability and travel plans, and four (4) weeks of paid vacation. A copy of Mr. Walters’ Employment Agreement is filed herewith this Form 8-K as Exhibit 10.1.

On June 30, 2009, the Company entered into a Support Services Agreement with Strands Management Company, LLC, a California limited liability company (“Strands”). Pursuant to such Agreement, Strands will perform certain management services on behalf of the Company, including but not limited to performing all principal accounting and financial officer duties, direct all finance, accounting and treasury functions including SEC filings, audits, cash forecasting, cash management and compliance in accounting/financial reporting. In exchange for such services, the Company will compensate Strands at the rate of $10,000 per month, 50,000 shares of common stock and Strands shall have the right to participate with the Company’s other executive officers in any executive stock option plan adopted by the Company. The term of this agreement is one (1) year.

Pursuant to this agreement, the Company has appointed Mr. Matt Szot, CFO of Strands, as the Company’s CFO and Secretary.

ITEM 5.02 DEPARTURE OF DIRECTORS OR CERTAIN OFFICERS; ELECTION OF DIRECTORS; APPOINTMENT OF CERTAIN OFFICERS

Effective June 30, 2009, W. Scott Lawler resigned as the Company’s Chief Executive Officer and from the Company’s Board of Directors. Mr. Lawler’s decision to resign was based on the demands on his time from other professional commitments, and not the result of any disagreement relating to the Company’s operations, policies or practices.

On June 30, 2009, David Walters, 46, assumed the role as Chairman of the Board of Directors and Chief Executive Officer.

Mr. Walters is a founder and principal of Strands and Monarch Bay Associates, LLC (“Monarch Bay”), and has extensive experience in investment management, corporate growth development strategies and capital markets. From 1992 through 2000, he was an executive vice president and managing director in charge of capital markets for Roth Capital (formerly Cruttenden Roth), were he managed the capital markets group and led over 100 financings (public and private), raising over $2 billion in growth capital. Additionally, Mr. Walters oversaw a research department that covered over 100 public companies, and was responsible for the syndication, distribution and after-market trading of the public offerings. From 1992 through 2000, he managed the public offerings for Cruttenden Roth, which was the most prolific public underwriter in the U.S. for deals whose post-offering market cap was less than $100 million. Mr. Walters sat on Roth's Board of Directors from 1994 through 2000. Previously, he was a vice president for both Drexel Burnham Lambert and Donaldson Lufkin and Jenrette in Los Angeles, and he ran a private equity investment fund. Mr. Walters earned a B.S. in Bioengineering from the University of California, San Diego.

Mr. Walters also serves on the board of directors of the following public companies:

-	Chairman of the Board of Directors and Chief Executive of Monarch Staffing, Inc. and STI Group, Inc.;
-	Chairman of the Board of Directors of Remote Dynamics, Inc.;
-	Member of the Board of Directors of MGMT Energy, Inc. and Precision Aerospace Components, Inc.

Mr. Walters is an owner and principal of Strands, a party to the Support Services Agreement disclosed in Item 1.01 of this Current Report on Form 8-K, which disclosure is incorporated herein by reference. Accordingly, he has a financial interest in the transactions covered by the Support Services Agreement. A copy of the Support Services Agreement is filed as Exhibit 10.2 to this Current Report on Form 8-K.

The Company also appointed Mr. Matt Szot as the Company’s Chief Financial Officer and Secretary. Mr. Szot, 35, brings to the team his extensive knowledge of developing and implementing financial and operational process improvements, strategic planning, mergers and acquisitions, financings, valuations of complex securities and capital structures, technical accounting and finance, and SEC reporting and compliance.

Since February 2007, Mr. Szot has served as the Chief Financial Officer for Strands.  Mr. Szot also serves as Chief Financial Officer for Management Energy, Inc. (MMEX), Monarch Bay Associates, LLC, and serves as Treasurer of KG3, Inc. and Lathian Health. From June 2003 to October 2006, Mr. Szot served as Chief Financial Officer and Secretary of Rip Curl, Inc., a market leader in wetsuit and action sports apparel products. From 1996 to 2003, Mr. Szot was a Certified Public Accountant with KPMG in the San Diego and Chicago offices and served as an Audit Manager for various publicly traded and privately held companies.

ITEM 8.01 OTHER EVENTS

DESCRIPTION OF NEW BUSINESS

The Company announced that it will transition from the coal business to renewable energy property acquisition and management.  The Company will focus on purchasing and/or leasing non-productive land in order to reposition the land for use as an alternative energy facility or another sustainable development project.

CANCELLATION OF SHARES

On June 30, 2009, the Company’s prior sole officer and director, Mr. Nolan Weir, cancelled and returned to treasury 5,000,000 shares of common stock held in his name. The cancellation of such shares resulted in the number of the Company’s issued and outstanding shares decreasing to 10,840,000 shares.

ITEM 9.01 FINANCIAL STATEMENTS AND EXHIBITS

(b) Exhibits

10.1                      Employment Agreement dated June 30, 2009, by and between the Company and David Walters.

10.2                      Support Services Agreement dated June 30, 2009, by and between the Company and Strands Management Company LLC.

SIGNATURE

Pursuant to the requirements of the Securities and Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PINNACLE ENERGY CORP.

Date: June 30, 2009                                                               By:                       /s/ W. SCOTT LAWLER
Name:                      W. SCOTT LAWLER
Title:                      Chief Executive Officer